QUEST DIAGNOSTICS REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS

•	First quarter revenues of $1.82 billion, down 3.7% from 2019

•	First quarter reported diluted earnings per share ("EPS") of $0.73, down 39.6% from 2019; and adjusted diluted EPS of $0.94, down 32.1% from 2019

•	Cash provided by operations was $247 million, down 10.2% from 2019

•	Outlook for full year 2020 was withdrawn on March 31, 2020 due to uncertainties related to the ongoing COVID-19 pandemic

SECAUCUS, N.J., April 22, 2020 - Quest Diagnostics Incorporated (NYSE: DGX), the world's leading provider of diagnostic information services, announced today financial results for the first quarter ended March 31, 2020.

“We were very pleased with Quest’s results in January and February, which were consistent with the full-year guidance we provided in January,” said Steve Rusckowski, Chairman, CEO and President. “However, in March, we experienced a material decline in testing volumes due to the COVID-19 pandemic. During the last two weeks of March, volumes declined in excess of 40%, including COVID-19 testing.”

Mr. Rusckowski continued: “We are managing the company for the long term and have taken a series of actions to protect our financial flexibility. These include pay cuts for me, the board, and my team; suspension of certain benefits, such as our 401(k) match; reduced hours for employees whose work has significantly declined; and approved furloughs for employees with diminished work who expressed interest. The temporary actions we are taking, combined with our cash position and access to additional capital, put us in a strong financial position to operate in a range of scenarios as we navigate the COVID-19 crisis.

“I am proud that the Quest team has stepped up to bring crucial COVID-19 testing capacity to the nation during this crisis. To date, we have performed approximately one million molecular tests and have begun to perform blood-based antibody testing. We believe antibody testing will become a critical tool to understand who has been exposed to the virus and who may have immunity. Quest has been at the tip of the spear in responding to this crisis, and we continue to play a critical role in the next phase of containing COVID-19.

“While there is uncertainty in the near term, we look forward to gradually improving conditions. Eventually, the healthcare system will start to return to normal. When that happens, Quest will emerge from the crisis stronger with significant opportunities in front of us.”

	Three Months Ended March 31,
	2020	2019	Change
	(dollars in millions, except per share data)
Reported:
Net revenues	$1,822	$1,891	(3.7)%
Diagnostic Information Services revenues	$1,744	$1,812	(3.8)%
Revenue per requisition			(1.2)%
Requisition volume			(2.4)%
Organic requisition volume			(2.7)%
Operating income (a)	$175	$248	(29.6)%
Operating income as a percentage of net revenues (a)	9.6%	13.2%	(3.6)%
Net income attributable to Quest Diagnostics (a)	$99	$164	(39.9)%
Diluted EPS (a)	$0.73	$1.20	(39.6)%
Cash provided by operations	$247	$275	(10.2)%
Capital expenditures	$83	$47	76.5%

Adjusted:
Operating income	$225	$286	(21.7)%
Operating income as a percentage of net revenues	12.3%	15.1%	(2.8)%
Net income attributable to Quest Diagnostics	$128	$190	(32.8)%
Diluted EPS	$0.94	$1.40	(32.1)%

(a)
For further details impacting the year-over-year comparisons related to operating income, operating income as a percentage of net revenues, net income attributable to Quest Diagnostics, and diluted EPS, see note 2 of the financial tables attached below.

Financial Position

As of March 31, 2020, Quest Diagnostics had cash on hand of $342 million and had $1.3 billion of borrowing capacity available under existing credit facilities, including $529 million available under a secured receivables credit facility and $750 million available under a senior unsecured revolving credit facility. There were no outstanding borrowings under these facilities as of March 31st. In April, the Company borrowed $100 million under the secured receivables credit facility and $100 million under the senior unsecured revolving credit facility.

The Company's secured receivables facility is subject to certain financial covenants with respect to the receivables that comprise the borrowing base and secure the borrowings under the facility. The unsecured revolving credit facility is also subject to certain financial covenants and limitations on indebtedness. In particular, the unsecured revolving credit facility requires the Company to maintain a leverage ratio of no more than 3.5 times earnings before EBITDA as of the last day of each fiscal quarter. As of March 31, 2020, the Company was in compliance with all applicable financial covenants.
The COVID-19 pandemic is likely to impact the Company's ability to comply with applicable financial covenants, beginning as early as the end of the second quarter. In this scenario, the Company would not be able to borrow against these credit facilities and the lenders would have the right to demand payment of any amounts outstanding. The Company has been in advanced discussions with its lead lender regarding an amendment to certain financial covenants of its unsecured revolving credit facility. The Company believes this would provide it with the necessary flexibility to remain in compliance for the remainder of 2020. The Company is confident that it will be able to enter into this amendment later in the quarter. The Company also believes that its investment grade credit rating would provide it with access to alternate sources of financing should they become necessary.

Share repurchase program and quarterly dividend

For the three months ended March 31, 2020, the company repurchased 0.7 million shares of its common stock for $75 million but has suspended additional share repurchases through the end of the year under its existing authorization.

The company's Board of Directors remains committed to its quarterly dividend at this time.

Outlook for full year 2020 withdrawn

On March 31, 2020, Quest Diagnostics filed a Current Report on Form 8-K with the Securities and Exchange Commission to outline the impact of the COVID-19 pandemic on its operating results, cash flows and financial condition and withdraw its previously announced guidance for full year 2020. The company is unable to accurately forecast the near term impact of the pandemic on its business given the rapidly evolving uncertainties and likely outcomes but intends to provide an updated outlook at an appropriate time.

Note on Non-GAAP Financial Measures

As used in this press release the term “reported” refers to measures under accounting principles generally accepted in the United States (“GAAP”). The term “adjusted” refers to non-GAAP operating performance measures that exclude special items such as restructuring and integration charges, amortization expense, excess tax benefits ("ETB") associated with stock-based compensation, and other items.

Non-GAAP adjusted measures are presented because management believes those measures are useful adjuncts to GAAP results. Non-GAAP adjusted measures should not be considered as an alternative to the corresponding measures determined under GAAP. Management may use these non-GAAP measures to evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts and for incentive compensation purposes. We believe that these non-GAAP measures are useful to investors and analysts to evaluate our performance period over period and relative to competitors, as well as to analyze the underlying trends in our business and to assess our performance. The additional tables attached below include reconciliations of non-GAAP adjusted measures to GAAP measures.

Conference Call Information

Quest Diagnostics will hold its quarterly conference call to discuss financial results beginning at 8:30 a.m. Eastern Time today.  The conference call can be accessed by dialing 888-455-0391 within the U.S. and Canada, or 773-756-0467 internationally, passcode: 7895081; or via live webcast on the company's website at www.QuestDiagnostics.com/investor. The company suggests participants dial in approximately 10 minutes before the call.

A replay of the call may be accessed online at www.QuestDiagnostics.com/investor or by phone at 800-839-1170 for domestic callers or 402-998-0559 for international callers. No passcode is required. Telephone replays will be available from approximately 10:30 a.m. Eastern Time on April 22, 2020 until midnight Eastern Time on May 6, 2020. Anyone listening to the call is encouraged to read the company's periodic reports, on file with the Securities and Exchange Commission, including the discussion of risk factors and historical results of operations and financial condition in those reports.

About Quest Diagnostics

Quest Diagnostics empowers people to take action to improve health outcomes.  Derived from the world’s largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve health care management.  Quest annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our 47,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives. www.QuestDiagnostics.com.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, impacts of the COVID-19 pandemic and measures taken in response, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, the complexity of billing, reimbursement and revenue recognition for clinical laboratory testing, changes in government regulations, changing relationships with customers, payers, suppliers or strategic partners and other factors discussed in the company's most recently filed Annual Report on Form 10-K and in any of the company's subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including those discussed in the “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of those reports.

For further information: Denny Moynihan, Quest Diagnostics (Media): 973-520-2800, Shawn Bevec, Quest Diagnostics (Investors): 973-520-2900

This earnings release, including the attached financial tables, is available online in the Newsroom section at www.QuestDiagnostics.com.

ADDITIONAL TABLES FOLLOW

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Operations
For the Three Months Ended March 31, 2020 and 2019
(in millions, except per share data)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Net revenues	$1,822	$1,891

Operating costs and expenses and other operating income:
Cost of services	1,270	1,244
Selling, general and administrative	347	384
Amortization of intangible assets	25	24
Other operating expense (income), net	5	(9)
Total operating costs and expenses, net	1,647	1,643

Operating income	175	248

Other income (expense):
Interest expense, net	(41)	(44)
Other (expense) income, net	(16)	9
Total non-operating expenses, net	(57)	(35)

Income before income taxes and equity in earnings of equity method investees	118	213
Income tax expense	(26)	(50)
Equity in earnings of equity method investees, net of taxes	14	13
Net income	106	176
Less: Net income attributable to noncontrolling interests	7	12
Net income attributable to Quest Diagnostics	$99	$164

Earnings per share attributable to Quest Diagnostics’ common stockholders:
Basic	$0.74	$1.22

Diluted	$0.73	$1.20

Weighted average common shares outstanding:
Basic	134	134

Diluted	135	136

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Balance Sheets
March 31, 2020 and December 31, 2019
(in millions, except per share data)
(unaudited)

	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$342	$1,192
Accounts receivable, net	972	1,063
Inventories	126	123
Prepaid expenses and other current assets	120	112
Total current assets	1,560	2,490
Property, plant and equipment, net	1,461	1,453
Operating lease right-of-use assets	512	518
Goodwill	6,694	6,619
Intangible assets, net	1,138	1,121
Investments in equity method investees	496	482
Other assets	188	160
Total assets	$12,049	$12,843

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$981	$1,041
Current portion of long-term debt	3	804
Current portion of long-term operating lease liabilities	145	145
Total current liabilities	1,129	1,990
Long-term debt	4,033	3,966
Long-term operating lease liabilities	409	413
Other liabilities	699	711
Redeemable noncontrolling interest	76	76
Stockholders’ equity:
Quest Diagnostics stockholders’ equity:
Common stock, par value $0.01 per share; 600 shares authorized as of both March 31, 2020 and December 31, 2019; 217 shares issued as of both March 31, 2020 and December 31, 2019	2	2
Additional paid-in capital	2,738	2,722
Retained earnings	8,197	8,174
Accumulated other comprehensive loss	(58)	(39)
Treasury stock, at cost; 83 and 84 shares as of March 31, 2020 and December 31, 2019, respectively	(5,222)	(5,218)
Total Quest Diagnostics stockholders’ equity	5,657	5,641
Noncontrolling interests	46	46
Total stockholders’ equity	5,703	5,687
Total liabilities and stockholders’ equity	$12,049	$12,843

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2020 and 2019
(in millions)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net income	$106	$176
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	85	84
Provision for credit losses	7	4
Deferred income tax provision	14	3
Stock-based compensation expense	14	17
Other, net	(2)	(18)
Changes in operating assets and liabilities:
Accounts receivable	85	(71)
Accounts payable and accrued expenses	(47)	32
Income taxes payable	(3)	43
Other assets and liabilities, net	(12)	5
Net cash provided by operating activities	247	275

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(108)	(56)
Capital expenditures	(83)	(47)
Increase in investments and other assets	(15)	(7)
Net cash used in investing activities	(206)	(110)

Cash flows from financing activities:
Proceeds from borrowings	—	1,139
Repayments of debt	(801)	(802)
Purchases of treasury stock	(75)	(53)
Exercise of stock options	80	20
Employee payroll tax withholdings on stock issued under stock-based compensation plans	(13)	(15)
Dividends paid	(71)	(72)
Distributions to noncontrolling interest partners	(7)	(12)
Other financing activities, net	(4)	(41)
Net cash (used in) provided by financing activities	(891)	164

Net change in cash and cash equivalents and restricted cash	(850)	329
Cash and cash equivalents and restricted cash, beginning of period	1,192	135
Cash and cash equivalents and restricted cash, end of period	$342	$464

Cash paid during the period for:
Interest	$48	$28
Income taxes	$18	$3

Notes to Financial Tables

1)	The computation of basic and diluted earnings per common share is as follows:

	Three Months Ended March 31,
	2020	2019
	(in millions, except per share data)
Amounts attributable to Quest Diagnostics' common stockholders:
Net income attributable to Quest Diagnostics	$99	$164
Less: earnings allocated to participating securities	—	1
Earnings available to Quest Diagnostics' common stockholders - basic and diluted	$99	$163

Weighted average common shares outstanding - basic	134	134
Effect of dilutive securities:
Stock options and performance share units	1	2
Weighted average common shares outstanding - diluted	135	136

Earnings per share attributable to Quest Diagnostics' common stockholders:
Basic	$0.74	$1.22

Diluted	$0.73	$1.20

2)	The following tables reconcile reported GAAP results to non-GAAP adjusted results:

	Three Months Ended March 31, 2020 (dollars in millions, except per share data)
	Operating income	Operating income as a percentage of net revenues	Income tax expense (d)	Equity in earnings of equity method investees, net of taxes	Net income attributable to Quest Diagnostics	Diluted earnings per common share
As reported	$175	9.6%	$(26)	$14	$99	$0.73
Restructuring and integration charges (a)	16	0.8	(4)	—	12	0.09
COVID-19 charges (b)	9	0.5	(3)	—	4	0.03
Amortization expense	25	1.4	(7)	3	21	0.15
ETB	—	—	(8)	—	(8)	(0.06)
As adjusted	$225	12.3%	$(48)	$17	$128	$0.94

	Three Months Ended March 31, 2019 (dollars in millions, except per share data)
	Operating income	Operating income as a percentage of net revenues	Income tax expense (d)	Equity in earnings of equity method investees, net of taxes	Net income attributable to Quest Diagnostics	Diluted earnings per common share
As reported	$248	13.2%	$(50)	$13	$164	$1.20
Restructuring and integration charges (a)	22	1.1	(6)	—	16	0.12
Other (c)	(8)	(0.5)	(1)	—	(9)	(0.06)
Amortization expense	24	1.3	(7)	5	22	0.16
ETB	—	—	(3)	—	(3)	(0.02)
As adjusted	$286	15.1%	$(67)	$18	$190	$1.40

(a)
For both the three months ended March 31, 2020 and 2019, represents costs primarily associated with systems conversions and integration incurred in connection with further restructuring and integrating our business. The following table summarizes the pre-tax impact of restructuring and integration charges on the company's consolidated statements of operations:

	Three Months Ended March 31,
	2020	2019
	(dollars in millions)
Cost of services	$7	$11
Selling, general and administrative	9	11
Operating income	$16	$22

(b)
For the three months ended March 31, 2020, represents certain costs incurred by the company as a result of the COVID-19 pandemic and resulting impact on the economy including certain asset impairment charges, and incremental costs incurred primarily to protect the health and safety of the company's employees and customers and to transition certain employees to a remote work environment. The following table summarizes the pre-tax impact of the COVID-19 charges on the company's consolidated statements of operations:

	Three Months Ended March 31,
	2020	2019
	(dollars in millions)
Cost of services	$1	$—
Selling, general and administrative	3	—
Other operating expense (income), net	5	—
Operating income	$9	$—

Net income attributable to noncontrolling interest	$2	$—

(c)
For the three months ended March 31, 2019, the pre-tax impact primarily represents a gain associated with an insurance claim for hurricane related losses partially offset by non-cash asset impairment charges. The following table summarizes the pre-tax impact of these other items on the company's consolidated statements of operations:

	Three Months Ended March 31,
	2020	2019
	(dollars in millions)
Selling, general and administrative	$—	$1
Other operating expense (income), net	—	(9)
Operating income	$—	$(8)

(d)
For restructuring and integration charges, COVID-19 charges, other items and amortization expense, income tax impacts, where recorded, were primarily calculated using combined statutory income tax rates of 25.5% for both 2020 and 2019. For the gain associated with an insurance claim for hurricane related losses in 2019, there was no net income tax expense as the company was able to utilize net operating loss carryforwards for which a valuation allowance had previously been established.

3)
For the three months ended March 31, 2020, the company repurchased 0.7 million shares of its common stock for $75 million. As of March 31, 2020, $1.2 billion remained available under the company’s share repurchase authorizations.